EXHIBIT 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) by and between Sandesh Mahatme (“Employee”) and Sarepta Therapeutics, Inc. (the “Company” or “Sarepta”), is made effective as of the date following Employee’s signature and the expiration of the seven (7) day revocation period without revocation (the “Effective Date”) with reference to the following facts:

A.	Employee has been employed by the Company in the capacity of Chief Financial Officer.
B.	Employee desires to retire from the Company in order to pursue other opportunities and objectives;
C.	Employee tendered his resignation on June 26, 2020, with an effective date of July 10, 2020 (the “Separation Date”);
D.	Employee and the Company want to end their relationship amicably;
E.	The Company wants to secure the Employee’s assistance from time-to-time with respect to Company business, financial and legal matters of which he has knowledge; and
F.

The Company wants to provide Employee assistance with his transition by offering him the opportunity to extend the exercise date on his vested Company stock options on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, the parties agree as follows:

1.Separation Date.  Employee acknowledges and agrees that his/her status as an employee of the Company ends on the Separation Date.  Employee hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Employee’s status as an employee or officer (or any other capacity) of the Company and any of its subsidiaries or affiliates; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2.Equity. Except as provided in Section 3 below, nothing herein shall amend or supersede the Company’s 2018 Equity Incentive Plan, the Company’s 2011 Equity Incentive Plan and the Company’s 2002 Equity Incentive Plan,  as restated and amended, or any grants of options or restricted stock provided to Employee, if any, thereunder (collectively, the “Equity Agreement”).  Employee will be entitled to exercise only those stock options granted under the Equity Agreement that are vested as of the Separation Date (“Vested Options”) as detailed in the Equity Ownership Report attached hereto as Exhibit A, and only in accordance with the terms and conditions of the applicable Equity Agreement.  Any stock options that are unvested as of the Separation Date will revert to the Company on the Separation Date.  Employee acknowledges and agrees that he/she does not now, and will not in the future, have rights to vest in any other stock options or equity under any stock option or other equity plan (of whatever name or kind) that Employee participated in, or was eligible to participate in, during his/her employment with the Company.

3.Separation Benefits.  The Company hereby agrees, subject to (i) Employee’s signing of this Agreement without revocation and (ii) Employee’s performance of his/her continuing obligations pursuant to this Agreement, and the Confidential Proprietary Rights and Non-Disclosure Agreement (attached hereto as Exhibit B), to provide to Employee the following benefit: the Company will extend the post-termination exercise period (as defined in the Equity Agreement) for the Vested Options to December 31, 2020. Employee hereby acknowledges that to the extent the Vested Options were intended to qualify as an “incentive stock option” within the meaning of Section 422(d) of the IRS Code of 1986, as amended (the “Code”), it will cease to do so as of the date of this Agreement and it will be treated as a nonstatutory stock option and all applicable federal and state income and employment withholding taxes will apply in connection with the exercise of the Vested Options.

4.Final Paycheck; Payment of Accrued Wages and Expenses

(a)Final Paycheck.  Employee acknowledges that on or about the Separation Date, Employee received any and all (a) unpaid regular wages and/or any vacation time accrued through the Separation Date; and (b) any other monies under any other form of compensation or benefit that was due to Employee in connection with his/her employment with, or separation of employment from, the Company.  Employee is entitled to these payments regardless of whether Employee executes this Agreement. Employee acknowledges and agrees that he/she is not entitled to bonus compensation for 2020.

(b)Business Expenses.  The Company shall reimburse Employee for all outstanding expenses incurred prior to the Separation Date that are consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses, subject to the Company’s written requirements in effect at the time of the Separation Date with respect to reporting and documenting such expenses.  Employee shall submit for reimbursement all outstanding expenses incurred as of the Separation Date within 30 days of the Separation Date. Employee is entitled to these payments regardless of whether Employee executes this Agreement.

(c)Full Payment.  Employee acknowledges that the payment and arrangements described in this section and Section 2 shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his/her employment with the Company.

5.Release.

(a)Employee’s Release of the Company. In exchange for the Separation Benefits described in Section 3 above, the receipt and adequacy of which consideration is hereby acknowledged:

(i)Employee, on his/her own behalf and on behalf of his/her family members, heirs, executors, administrators, agents, and assigns, hereby and forever releases the Company and its current and former officers, directors, employees, agents, investors, attorneys, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(ii)any and all claims relating to or arising from Employee’s employment relationship with Company and the termination of that relationship;

(iii)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iv)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”), the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., , the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, §

1C, the Massachusetts Payment of Wages Act, Mass. Gen. Laws ch. 149, § 1 et seq., the Massachusetts Right of Privacy Law, Mass. Gen. Laws ch. 214, § 1B, the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, the California Government Code,  the California Fair Employment and Housing Act,  the California Labor Code, and any California Industrial Welfare Commission Wage Order, all as amended;

(v)any and all claims for violation of the federal or any state constitution;

(vi)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(viii)any and all claims for attorneys’ fees and costs.

(b)Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the ADEA, and that this waiver and release is knowing and voluntary.  Employee acknowledges that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he/she has been advised by this writing that: (i) he/she should consult with an attorney prior to executing this Agreement; (ii) he/she has been given at least twenty-one (21) days within which to consider this Agreement; (iii) he/she has seven (7) days following his/her execution of this Agreement in which to revoke it; (iv) this Agreement shall not be effective until after the revocation period has expired and Employee will not receive the benefits of Section 3 of this Agreement until such period has expired without revocation; and (v) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  To revoke his/her acceptance of this Agreement, Employee must contact Ty Howton, Senior Vice President and General Counsel, by email at THowton@Sarepta.com by no later than 5:00 P.M. Eastern Time on or before the seventh (7th) day following Employee’s signature of this Agreement.

(c)Waiver of Unknown Claims.  Employee waives (i) all rights that Employee may have based on any unknown and undiscovered facts, and (ii) all rights that are provided in California Civil Code Section 1542 which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d)THIS RELEASE CONTAINS A WAIVER OF RIGHTS UNDER THE MASSACHUSETTS WAGE ACT: Employee acknowledges, agrees and understands that employees have certain rights under the Massachusetts Wage Act, M.G.L. chapter 149 et seq. (the “MA Wage Act”) regarding when, how, and how much they must be paid, including but not limited to the right to be paid wages earned within timeframes provided in the MA Wage Act; that wages include amounts payable to employee for hours worked, which may include salaries, determined and due commissions, overtime pay, tips, and earned vacation or holiday payments due to employees under oral or written agreements; and that employees have the right to bring private lawsuits for violation of the MA Wage Act. Employee voluntarily and knowingly waives all rights under the MA Wage Act.

(e)Notwithstanding anything in this Section 5 to the contrary, nothing in this Agreement is intended to release or waive Employee’s rights (i) under COBRA, (ii) to unemployment insurance and worker’s compensation benefits, (iii) to any vested retirement benefits, (iv) to commence an action or proceeding to enforce the terms of this Agreement, or (v) to indemnification for actions taken by Employee in the course and scope of employment to the extent provided for in applicable statutes, or the certificates of incorporation and by-laws of the Company or its affiliates or subsidiaries.

(f)Employee understands that nothing contained in this Agreement limits his ability to file a charge or complaint with, or to communicate with, any federal, state or local governmental agency or commission (“Government Agency”) charged with the enforcement of any applicable law. Except where prohibited by law, including pursuant to Section 21F of the Securities Exchange Act and its corresponding regulations, Employee waives his rights to individual relief or monetary recovery based on a charge or complaint filed with a Government Agency.

(g)Company’s Release of Employee. In exchange for Employee’s waiver and release of claims against the Company, the Company waives and releases any and all claims against Employee that may be waived and released by law with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties' execution of the Agreement; (ii) Employee's breach of any terms and conditions of the Agreement; and (iii) Employee's criminal activities or intentional misconduct occurring during the Employee's employment with the Company.

6.Non-Disparagement; Transfer of Company Property; Restrictive Covenants.  The Company and Employee further agree that:

(a)Employee Non-Disparagement.  Employee shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, individuals who are known by Employee to be employees of the Company, products, services, financial affairs, scientific affairs or business, either publicly or privately.  Nothing in this Section 6(a) shall waive Employee’s rights under Section 5(f).

(b)Company Non-Disparagement. For a period of one (1) year following the Separation Date, the Company shall advise its officers and directors to not publicly or privately disparage, criticize or defame Employee.  Nothing shall prevent Employee or the Company’s officers and directors from making any truthful statement (i) to the extent necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information.

(c)Transfer of Company Property.  On or before the Separation Date, Employee shall return to the Company all files, memoranda, records, and other documents (either in hardcopy or electronic form), and any other physical or personal property which are the property of the Company and which he/she has in his/her possession, custody or control at the Separation Date.  All data storage devices shall be returned without deletion, alteration or copying by Employee of Company information, data and files.

(d)Non-Solicitation. Employee acknowledges and agrees that Sarepta has invested substantial time, money and resources in the development of its Confidential Information (as defined in the Employee’s Confidential Proprietary Rights and Non-Disclosure Agreement) and the development and retention of its customers, clients, collaborators, and employees.  Employee further acknowledges that during the course of his/her employment, he/she was introduced to customers, clients, and collaborators of Sarepta, and agrees that any “goodwill” associated with any customer, client, or collaborator belongs exclusively to Sarepta.  In recognition of the foregoing, Employee specifically acknowledges and agrees that for a period of six (6) months after the Separation Date, the Employee will not directly or indirectly in any position or capacity engage in the following activities for himself/herself or for any other person, business, corporation, partnership or other entity:

(i)call upon, solicit, divert, or accept, or attempt to solicit or divert any of Sarepta’s business or prospective business from any of Sarepta’s customers, clients, collaborators, or prospective customers, clients or collaborators with whom Employee had contact or whose dealings with Sarepta Employee coordinated or supervised or about whom Employee obtained Confidential Information (as defined in the Employee’s Confidential Proprietary Rights and Non-Disclosure Agreement), at any time during the two (2) year period prior to the termination of Employee’s employment, unless Employee obtains prior written consent of Sarepta; or

(ii)request, solicit, induce, hire (or attempt or assist in doing any of these actions) any employee or other person (including consultants) who may have performed work or services for Sarepta within one (1) year prior to the termination of Employee’s employment with Sarepta to perform work or services for any person or entity other than Sarepta.

(e)Survival of Provisions. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state

(f)Remedies.  Employee acknowledges and agrees that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach or threatened breach of this Agreement by the Employee or any of his or her representatives would cause Sarepta irreparable harm and that money damages would not be an adequate remedy.  Employee agrees that Sarepta shall be entitled to  equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond, other security or any similar requirement or proving any actual damages), to prevent breaches or threatened breaches of this Agreement by Employee or his representatives and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which Sarepta may be entitled at law or in equity.

7.Employee Representations.  Employee warrants and represents that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law.

8.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts or, where applicable, United States federal law, in each case, without regard to any conflicts of law’s provisions or those of any state or commonwealth other than Massachusetts. The Parties agree that the exclusive jurisdiction for any legal action arising out of or relating to this Agreement shall be in the state or federal courts located in the Commonwealth of Massachusetts.

9.Confidentiality of this Agreement. Employee understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 5(f) of this Agreement, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained by Employee in confidence and shall not be disclosed to any third party. Provided however, that Employee may disclose the terms and contents of this Agreement to his/her spouse and legal and financial advisors on condition that those parties agree not disclose same to others.

10.Cooperation.  Upon the receipt of reasonable notice from the Company (including outside counsel), Employee agrees that he will respond and provide information with regard to business, financial or other matters in which he has knowledge as a result of his employment with the Company, and he will provide reasonable assistance to the Company, its affiliates, and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and Employee will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Employee’s employment with the Company.  Employee agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates.  The Company agrees to pay Employee for the time he spends complying with this Section 10 at the hourly rate of $195.00. Upon presentation of appropriate documentation, the Company shall pay or reimburse Employee for all reasonable out-of-pocket travel, duplicating, and telephonic expenses incurred by Employee in complying with this Section 10. Employee agrees that he will maintain in confidence, and not disclose or use other than for the benefit of the Company, any and all non-public information the Company shares with Employee in the course of his cooperation, except to the extent Employee is required to disclose by applicable law, regulation or legal process (provided that Employee provide the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

11.Miscellaneous.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in counterparts and by portable documents format (“.pdf”) or facsimile, and each counterpart, .pdf or facsimile will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

12.Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13.Entire Agreement and Continuing Obligations.  This Agreement, together with the Employee’s Confidential Proprietary Rights and Non-Disclosure Agreement (and all similar agreements concerning protection of confidential information and intellectual property (collectively, the “Confidentiality Agreements”)), and Equity Agreement, comprise the entire agreement between the parties with regard to the subject matter hereof and supersede, in their entirety, any other agreements between Employee and the Company with regard to the subject matter hereof. Employee acknowledges that there are no other agreements, written, oral or implied, and that he/she may not rely on any prior negotiations, discussions, representations or agreements. Employee reaffirms his/her continuing obligations under the Confidentiality Agreements. Employee acknowledges and agrees that the benefits provided by Section 3 of this Agreement shall be subject to Employee’s continued compliance with Employee’s obligations under the Confidentiality Agreements.  If there is any conflict between this Agreement and the Employee’s Confidential Agreements, the terms of this Agreement shall control.

To accept the terms of this Separation Agreement and General Release, Employee must sign, date and return a copy to Ty Howton, Sarepta Therapeutics, 215 First Street, Cambridge, MA, 02142, or by email to [•] within twenty-one (21) days.

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IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement and General Release to be duly executed and delivered as of the date indicated next to their respective signatures below.

SANDESH MAHATME

DATED:	July 10, 2020	/S/ Sandesh Mahatme
Signature

SAREPTA THERAPEUTICS, INC.
DATED:	July 10, 2020	By:	David Tyronne Howton

/S/ David Tyronne Howton
Signature

		Title:	EVP, General Counsel